EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:

Karen Warren

Gary Serby

Heather Snavely

Hasbro Investor Relations

Hasbro Media

Cranium

1-1-5401

401-727-5582

206-931-5498

kwarren@hasbro.com

gserby@hasbro.com

heather@cranium.com

HASBRO ANNOUNCES AGREEMENT TO ACQUIRE CRANIUM, INC.

Highly Acclaimed and Creative Cranium Brand to

 Join Hasbro’s Powerful Games Portfolio

PAWTUCKET, RI, January 4, 2008  – Hasbro, Inc. (NYSE:HAS), the world’s second-largest toy and game company, announced today that it has entered into an agreement to acquire privately-held Cranium, Inc., and its wide range of Cranium branded games and related products.  Hasbro will pay a base purchase price of $77.5 million, which may be adjusted based on Cranium’s net assets on the closing date.  The deal is expected to close during the 1st quarter of 2008.

“This acquisition is consistent with Hasbro’s ongoing strategy to bring to market the most innovative toy and game brands in the world,” said Brian Goldner, Chief Operating Officer for Hasbro, Inc.  “As the global leader in games, Hasbro is in a unique position to maximize the long-term potential of the Cranium brand, with real opportunity for growth in international markets.”

Cranium brands such as CRANIUM, CRANIUM HULLABALOO, CRANIUM CADOO, CRANIUM CARIBOO, CRANIUM ZOOREKA, CRANIUM WHOONU and CRANIUM BALLOON LAGOON will now join such timeless classics as MONOPOLY, CLUE, SCRABBLE and TRIVIAL PURSUIT as part of Hasbro’s games portfolio.  Hasbro’s global games and puzzles net revenues in 2006 were approximately $1.3 billion.

“A decade ago, we set out to create a brand that would give everyone the chance to shine. We’ve accomplished that and so much more, making history with great products that have won five Toy Industry Association Game of the Year awards,” said Richard Tait, Cranium Inc. co-founder and Grand Poo Bah. “Now, the next chapter in Cranium’s story begins. The Cranium brand will benefit from the expertise and global presence of an industry leader, Hasbro, who is as passionate about games as we are.”

The parties have signed a Merger Agreement, pursuant to which a newly-formed subsidiary of Hasbro will merge with Cranium, and Cranium will thereby become a subsidiary of Hasbro. Closing of the merger is subject to closing conditions, including the approval of Cranium’s shareholders and obtaining necessary consents.  The purchase price paid by Hasbro will be divided between repayment of Cranium’s outstanding debt and payments to Cranium’s shareholders.

About Cranium, Inc.

Cranium, Inc. reinvented the board game category in 1998 with the launch of Cranium and a pledge to give everybody the chance to shine. Today, Cranium leads the industry in innovation through a constant passion for changing the rules. Celebrated for its award-winning products and culture, Cranium is recognized as one of Washington State's Top 100 Privately Held Companies, and five-time winner of the Toy Industry Association's T.O.T.Y. Game of the Year award. With more than 22 million games, books, and toys sold worldwide, Cranium continues to fuel a global movement of more than half a million Craniacs in nearly 30 countries and more than 10 languages. From Cranium games and puzzles to books and toys, everything we create celebrates the full range of natural abilities as kids, families and adults create, discover, perform and connect. For more information, visit www.cranium.com.

About Hasbro, Inc.

Hasbro (NYSE: HAS) is a worldwide leader in children’s and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release, including expectations as to the time the transaction will close and as to future product opportunities, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to known and unknown risks and uncertainties and actual events may differ from these expectations.  Specific factors which may cause such a difference include, but are not limited, to delays in achievement of the closing conditions for the transaction, either as a result of third party actions or the actions of Hasbro or Cranium; the ability to design, manufacture, source and ship new and continuing products following the closing on a timely and cost-effective basis; and consumer interest in and purchase of such products in quantities and at prices sufficient to be profitable. Hasbro and Cranium undertake no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.